Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Second Quarter 2019 Financial Results

ARLINGTON, VA, August 6, 2019 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net loss attributable to common shareholders of $24.3 million, or $0.67 per diluted common share, and non-GAAP core operating income of $8.4 million, or $0.23 per diluted common share, for the quarter ended June 30, 2019.  A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

Second Quarter 2019 Financial Highlights

•	$0.67 per diluted common share of GAAP net loss
•	$0.23 per diluted common share of non-GAAP core operating income
•	$7.80 per common share of book value
•	$0.225 per common share dividend

“During the second quarter, increased prepayment speed expectations and a continued flat interest rate curve reduced returns on levered agency mortgage-backed security (“MBS”) investments,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “Given that environment, the Company improved its risk profile by lowering its recourse financing to investable capital leverage to 9.1x as of June 30, 2019.  The Company also shifted more of its agency MBS investment portfolio exposure towards lower coupon securities that carry lower premiums as well as reduced prepayment risk, and the Company has continued that process in the third quarter.  In that context, the Company lowered its quarterly dividend to approximate its core operating income per common share.  To the extent that current market expectations of Federal Reserve interest rate cuts materialize, future investment returns on levered agency MBS may improve, benefitting the Company’s earnings profile.  Finally, while agency MBS spreads have widened somewhat in early August, spread tightening during July increased the Company’s book value to approximately $8.10 per common share as of July 31, 2019.”

Other Second Quarter Highlights

As of June 30, 2019, the Company’s agency MBS investment portfolio totaled $3,966 million in fair value, consisting of $3,415 million of specified agency MBS and $551 million of net long to-be-announced (“TBA”) agency MBS.  As of June 30, 2019, the Company’s $3,966 million agency MBS investment portfolio was comprised of the following:

•	$198 million of 2.5% coupon 30-year agency MBS
•	$202 million of 3.0% coupon 30-year agency MBS
•	$655 million of 3.5% coupon 30-year agency MBS
•	$2,078 million of 4.0% coupon 30-year agency MBS
•	$833 million of 4.5% coupon 30-year agency MBS

Subsequent to June 30, 2019, the Company increased its investment allocation towards lower coupon agency MBS while also decreasing its concentration in TBA agency MBS.  As of July 31, 2019, the Company’s agency MBS investment portfolio totaled $3,966 million in fair value, consisting of $3,668 million of specified agency MBS and $298 million of net long to-be-announced (“TBA”) agency MBS.  As of July 31, 2019, the Company’s $3,966 million agency MBS investment portfolio was comprised of the following:

•	$198 million of 2.5% coupon 30-year agency MBS
•	$101 million of 3.0% coupon 30-year agency MBS
•	$1,399 million of 3.5% coupon 30-year agency MBS
•	$1,778 million of 4.0% coupon 30-year agency MBS

•	$490 million of 4.5% coupon 30-year agency MBS

As of June 30, 2019, the Company’s $3,415 million specified agency MBS portfolio had a weighted average amortized cost basis of $104.28 and a weighted average market price of $105.49.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately 2 percentage points as of June 30, 2019, compared to 1.2 percentage points as of March 31, 2019.

As of June 30, 2019, the Company had $3,532 million of repurchase agreements outstanding with a weighted average rate of 2.61% and remaining weighted average maturity of 36 days secured by an aggregate of $3,726 million of agency MBS at fair value, which includes $511 million at sale price of unsettled agency MBS sale commitments which is included in the line item “sold securities receivable” in the Company’s financial statements.  The Company’s “at risk” short-term recourse financing to investable capital ratio was 9.1 to 1 as of June 30, 2019 compared to 11.0 to 1 as of March 31, 2019.  The Company’s “at risk” short-term recourse financing to investable capital is measured as the ratio of the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

GAAP net interest income was $6.6 million for the second quarter of 2019 compared to $7.9 million for the first quarter of 2019, including the amortization of the Company’s net premium on its agency MBS of $7.2 million for the second quarter of 2019 compared to $5.9 million for the first quarter of 2019.  The Company’s weighted average yield on its agency MBS was 3.21% for the second quarter of 2019 compared to 3.36% for the first quarter of 2019, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 10.16% for the second quarter of 2019 compared to 7.55% for the first quarter of 2019.  The Company’s weighted average cost of repurchase agreement funding was 2.64% during the second quarter of 2019 compared to 2.68% during the first quarter of 2019.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on 10-year U.S. Treasury note futures, and options on agency MBS.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and therefore all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of June 30, 2019, the Company had $2,600 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 1.85% and a remaining weighted average maturity of 3.9 years.  The Company’s weighted average net receive rate of its interest rate swap agreements was 0.50% during the second quarter of 2019 compared to 0.59% during the first quarter of 2019. As of July 31, 2019, the Company had $2,850 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 1.85% and a remaining weighted average maturity of 3.6 years.

In addition to interest rate swap agreements, the Company held $155 million in equivalent notional amount of short positions in 10-year U.S. Treasury note futures as of June 30, 2019 that were purchased during the second quarter of 2019 when the 10-year U.S. Treasury rate was 2.01%.  As of June 30, 2019, the total notional amount of the Company’s interest rate hedges consisting of interest rate swaps and U.S. Treasury note futures was 68% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments with a net duration gap of negative 0.2 years.  As of July 31, 2019, the total notional amount of the Company’s interest rate hedges consisting of interest rate swaps and U.S. Treasury note futures was 77% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments.

The Company reported TBA dollar roll income of $2.0 million for the second quarter of 2019 compared to $1.4 million for the first quarter of 2019.  The implied weighted-average net interest spread of the Company’s TBA dollar rolls was 0.84% for the second quarter of 2019 compared to 1.05% for the first quarter of 2019.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.  Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

Economic net interest income was $12.3 million for the second quarter of 2019 compared to $14.1 million for the first quarter of 2019.  Economic net interest income is comprised of net interest income determined in accordance with GAAP, TBA dollar roll income and net interest income or expense from interest rate swaps.  Economic net interest income is a non-GAAP financial measure that is described later in this press release.

Excluding TBA dollar roll income, the Company had net investment gains on its investment portfolio of $49.6 million for the second quarter of 2019. On its related interest rate hedging instruments, the Company had net investment losses of $82.1 million, excluding interest rate swap net interest income. This results in a net investment loss on the Company’s hedged investment portfolio of $32.5 million, or $0.89 per diluted common share, for the second quarter of 2019.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.225 per share for the second quarter of 2019.  The distribution was paid on July 31, 2019 to shareholders of record as of July 5, 2019.  The Company’s Board of Directors also approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.61875 per share, respectively, for the second quarter of 2019.  The distributions were paid on July 1, 2019 to shareholders of record as of May 31, 2019.

The tax characterization of the Company’s distributions to shareholders is determined and reported to shareholders on Form 1099-DIV after the end of the calendar year.

Commencing with its taxable year ending December 31, 2019, the Company intends to elect and operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Wednesday, August 7, 2019 to discuss the Company’s second quarter 2019 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) currently invests primarily in mortgage-related and other assets and intends to qualify to be taxed as a REIT commencing with its taxable year ending December 31, 2019.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 30, 2019	March 31, 2019
ASSETS
Cash and cash equivalents	$34,684	$37,547
Interest receivable	12,471	14,128
Sold securities receivable	546,106	341,798
Mortgage-backed securities, at fair value
Agency	3,414,580	4,192,327
Private-label	26	28
Derivative assets, at fair value	6,243	15,248
Deposits	31,247	53,446
Other assets	18,535	18,636
Total assets	$4,063,892	$4,673,158
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,531,539	$3,964,127
Interest payable	3,336	5,063
Accrued compensation and benefits	2,436	1,420
Dividend payable	8,392	14,190
Derivative liabilities, at fair value	3,131	2,346
Purchased securities payable	113,019	251,144
Other liabilities	3,534	4,297
Long-term unsecured debt	74,216	74,160
Total liabilities	3,739,603	4,316,747
Equity:
Preferred stock (liquidation preference of $38,851 and $38,816, respectively)	37,240	37,170
Common stock	366	366
Additional paid-in capital	2,047,616	2,047,398
Accumulated deficit	(1,760,933)	(1,728,523)
Total equity	324,289	356,411
Total liabilities and equity	$4,063,892	$4,673,158
Book value per common share (1)	$7.80	$8.70
Common shares outstanding (in thousands) (2)	36,578	36,520

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Interest income
Agency mortgage-backed securities	$32,275	$33,570	$36,914	$32,679
Private-label mortgage-backed securities	14	1	4	2
Other	428	261	256	183
Total interest income	32,717	33,832	37,174	32,864
Interest expense
Short-term secured debt	24,866	24,643	25,286	21,265
Long-term unsecured debt	1,269	1,272	1,264	1,261
Total interest expense	26,135	25,915	26,550	22,526
Net interest income	6,582	7,917	10,624	10,338
Investment advisory fee income	—	250	—	—
Investment (loss) gain, net
Gain (loss) on trading investments, net	42,239	69,168	32,591	(37,878)
(Loss) gain from derivative instruments, net	(69,072)	(55,205)	(101,483)	35,620
Other, net	150	(160)	(18)	1
Total investment (loss) gain, net	(26,683)	13,803	(68,910)	(2,257)
General and administrative expenses
Compensation and benefits	2,233	3,116	395	2,833
Other general and administrative expenses	1,191	1,260	1,263	1,121
Total general and administrative expenses	3,424	4,376	1,658	3,954
(Loss) income before income taxes	(23,525)	17,594	(59,944)	4,127
Income tax (benefit) provision	—	—	(33,639)	9,628
Net (loss) income	(23,525)	17,594	(26,305)	(5,501)
Dividend on preferred stock	(774)	(278)	(153)	(151)
Net (loss) income (attributable) available to common stock	$(24,299)	$17,316	$(26,458)	$(5,652)
Basic (loss) earnings per common share	$(0.67)	$0.52	$(0.87)	$(0.19)
Diluted (loss) earnings per common share	$(0.67)	$0.52	$(0.87)	$(0.19)
Weighted average common shares outstanding (in thousands)
Basic	36,533	33,053	30,392	29,382
Diluted	36,533	33,139	30,392	29,382

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” and investment advisory fee income less “core general and administrative expenses” and preferred stock dividends.

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
GAAP net interest income	$6,582	$7,917	$10,624	$10,338
TBA dollar roll income	1,995	1,420	2,940	4,604
Interest rate swap net interest income	3,769	4,747	2,304	2,295
Economic net interest income	12,346	14,084	15,868	17,237
Investment advisory fee income	—	250	—	—
Core general and administrative expenses	(3,207)	(3,603)	(2,324)	(3,202)
Preferred stock dividend	(774)	(278)	(153)	(151)
Non-GAAP core operating income	$8,365	$10,453	$13,391	$13,884

Non-GAAP core operating income per diluted common share	$0.23	$0.32	$0.44	$0.47
Weighted average diluted common shares outstanding	36,644	33,139	30,437	29,718

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
GAAP (loss) income before income taxes	$(23,525)	$17,594	$(59,944)	$4,127
Add (less):
Total investment loss (gain), net	26,683	(13,803)	68,910	2,257
Stock-based compensation expense	217	773	(666)	752
Preferred stock dividend	(774)	(278)	(153)	(151)
Add back:
TBA dollar roll income	1,995	1,420	2,940	4,604
Interest rate swap net interest income	3,769	4,747	2,304	2,295
Non-GAAP core operating income	$8,365	$10,453	$13,391	$13,884

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of June 30, 2019 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$3,414,580
Net long agency TBA position	550,984
Total	$3,965,564

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
3.5%	$388,090	$8,866	$396,956	$2,239	$399,195	$102.86	3.50%	5.0
4.0%	1,973,458	86,919	2,060,377	17,963	2,078,340	105.31	4.00%	5.4
4.5%	875,207	42,723	917,930	19,101	937,031	107.06	4.50%	4.8
5.5%	12	—	12	2	14	111.38	5.50%	5.5
Total/weighted-average	$3,236,767	$138,508	$3,375,275	$39,305	$3,414,580	$105.49	4.08%	5.2

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
2.5% 30-year MBS purchase commitments, net	$200,000	$198,082	$198,359	$277
3.0% 30-year MBS purchase commitments, net	200,000	200,715	201,594	879
3.5% 30-year MBS purchase commitments, net	250,000	254,641	255,547	906
4.0% 30-year MBS purchase commitments, net	—	(465)	(16)	449
4.5% 30-year MBS sale commitments, net	(100,000)	(103,969)	(104,500)	(531)
Total TBA commitments, net	$550,000	$549,004	$550,984	$1,980

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$1,675,000	1.64%	2.46%	0.82%	1.5
3 to less than 7 years	500,000	1.67%	2.40%	0.73%	6.1
7 to less than 10 years	400,000	2.88%	2.52%	(0.36)%	9.4
10 or more years	25,000	2.96%	2.42%	(0.54)%	28.7
Total / weighted-average	$2,600,000	1.85%	2.46%	0.61%	3.9

U.S. Treasury Note Futures:

	Maturity Date	Notional Amount
10-year U.S. Treasury note futures	September 2019	$155,000